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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement              [ ]    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                                     (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                                  LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 9, 2000
                         ------------------------------

To the Stockholders of Fisher Scientific International Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Fisher Scientific International Inc. (the "Company") will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, on Tuesday, May 9, 2000, at 9:00 a.m., local time, for the following purposes:

     1. To elect three directors of the Company, each for a term of three years;

     2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the current fiscal year; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record of the Company's Common Stock at the close of business on April 3, 2000 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          /s/ Todd M. DuChene

                                          Todd M. DuChene Vice President --
                                          General Counsel and Secretary

Hampton, New Hampshire
April 7, 2000

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                                                                   April 7, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fisher Scientific International Inc., a Delaware corporation ("Fisher" or the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, on Tuesday, May 9, 2000 at 9:00 a.m., local time, and at any adjournment thereof. This proxy statement and the related proxy card, together with the Company's Annual Report to Stockholders for the year ended December 31, 1999, were first mailed by the Company on or about April 7, 2000 to stockholders of record as of April 3, 2000.

     All proxies in the enclosed form that are properly executed and returned to the Company will be voted at the Annual Meeting or any adjournment thereof in accordance with the specifications thereon, or, if no specification is made, will be voted FOR approval of the proposals and FOR election of each of the nominees for director set forth in the Notice of Annual Meeting of Stockholders. A previously returned proxy may be revoked by any stockholder who attends the Annual Meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering a written revocation or a duly executed proxy bearing a later date to the Secretary of the Company at Liberty Lane, Hampton, New Hampshire 03842.

     A proxy may confer discretionary authority to vote with respect to any matter presented at the Annual Meeting, except as set forth in the proxy and except for matters proposed by a stockholder who notifies the Company not later than the close of business on the tenth day following the day on which such stockholder's Notice of Annual Meeting of Stockholders was mailed by the Company. At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

     The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of Fisher, without additional remuneration, by personal interview, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on April 3, 2000 and will provide reimbursement for the cost of forwarding the material in accordance with customary charges.

                      VOTING RIGHTS AND OUTSTANDING SHARES

     Holders of record of Common Stock, at the close of business on April 3, 2000 are entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each of the matters properly presented at the Annual Meeting. A stockholders' list will be available for examination by Fisher stockholders at the Annual Meeting.

     On April 3, 2000 there were 27,055,749 shares of Common Stock issued and outstanding. In addition, the Company had 4,035,290 shares of Non-Voting Common Stock ("Non-Voting Stock") and 9,000,000 shares of Series B Non-Voting Common Stock ("Series B Stock") issued and outstanding, neither of which series is eligible to vote at the meeting. The holders of a majority of the shares entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 3, 2000 certain information concerning each person believed to be a beneficial owner of more than 5% of Common Stock and beneficial ownership of Common Stock by each nominee, director, named executive officer and all directors and executive officers as a group. Chase Equity Associates, L.L.C. (successor to Chase Equity Associates, L.P.) ("CEA") is the beneficial owner of all 4,035,290 issued and outstanding shares of Non-Voting Stock, and Thomas H. Lee Equity Fund III, L.P. ("Equity Fund III"), THL FSI Equity Investors L.P. ("THL-FSI"), THL Foreign Fund III ("Foreign Fund III"), THL-CCI Limited Partnership ("THL-CCI"), David V. Harkins, Anthony
J. DiNovi, Scott M. Sperling and Kent R. Weldon (collectively, the "THL Directors"), certain persons affiliated with Thomas H. Lee Company or the THL Directors (collectively, the "Additional THL Persons" and together with Equity Fund III, THL-CCI, Foreign Fund III, THL FSI and the THL Directors, the "THL Entities") are the beneficial owners of all 9,000,000 issued and outstanding shares of Series B Stock.

                                                                                     PERCENT OF
                                   SHARES OF        PERCENT OF      SHARES OF           NON-      PERCENT OF
   NAME AND BENEFICIAL OWNER      COMMON STOCK        VOTING     NON-VOTING STOCK      VOTING     O/S STOCK
   -------------------------      ------------      ----------   ----------------    ----------   ----------
Thomas H. Lee Equity Fund III,
  L.P...........................   12,749,345(1)(2)(3)   44.47%     9,000,000(1)(4)    67.33%       52.15%
DLJ Merchant Banking Partners
  II, L.P. et al................    6,551,005(2)(5)(6)   23.81%             0              0        16.16%
Chase Equity Associates,
  L.L.C.........................            0             0         4,367,335(7)       32.67%       10.82%
Paul M. Montrone................    2,742,969(2)(8)    9.83%                0              0         6.70%
Paul M. Meister.................    1,724,575(2)(9)    6.26%                0              0         4.25%
David T. Della Penta............      180,000(2)(10)       *                0              0            *
Denis N. Maiorani...............       91,379(2)(11)       *                0              0            *
David V. Harkins................       63,433(2)(12)       *           44,777(13)          *            *
Todd M. DuChene.................       60,640(2)(14)       *                0              0            *
Scott M. Sperling...............       31,717(2)(15)       *           22,388(16)          *            *
Anthony J. DiNovi...............       31,717(2)(17)       *           22,388(18)          *            *
Robert A. Day...................       22,937(19)          *                0              0            *
Kent R. Weldon..................        4,756(2)(20)       *            3,359(21)          *            *
Mitchell J. Blutt(7)............            0             0                 0              0            0
Michael D. Dingman(22)..........            0             0                 0              0            0
All directors and executive
  officers as a group (14
  individuals)..................    5,039,162(2)(23)   17.56%          92,912              *         12.3%

---------------
  * Less than 1%

 (1) The address of Thomas H. Lee Equity Fund III, L.P. ("Equity Fund III") is c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, Massachusetts 02109. The information is based on a Schedule 13D dated April 13, 1999 filed with the Securities and Exchange Commission ("SEC") by the THL Entities; Thomas H. Lee Equity Advisors III Limited Partnership ("Advisors III"), THL Equity Trust III ("Trust III") and THL Investment Management Corp ("THL Investment"). Each of the THL Entities, Advisors III, Trust III and THL Investment expressly disclaims beneficial ownership of shares of Common Stock and Series B Stock held by others.

 (2) The shares are subject to the terms and restrictions of an Amended and Restated Investors' Agreement (the "Investors' Agreement") dated as of March 29, 1999 among the Company; the THL Entities; DLJ Merchant Banking Partners II, L.P. ("DLJ Partners II"); DLJ Merchant Banking Partners II-A, L.P. ("DLJ Partners II-A"), DLJ Offshore Partners II, C.V. ("DLJ Offshore II"); DLJ Diversified Partners, L.P. ("DLJ Diversified"); DLJ Diversified Partners-A, L.P. ("DLJ Diversified-A"); DLJ Millennium Partners, L.P. ("DLJ Millennium"); DLJ Millennium Partners-A, L.P. ("DLJ Millennium-A"); DLJMB Funding II, Inc. ("DLJ Funding II"); UK Investment Plan 1997 Partners ("UK Partners"); DLJ EAB Partners, L.P. ("DLJ EAB"); DLJ ESC II, L.P. ("DLJ ESC II"), and DLJ First ESC, L.P. ("DLJ ESC" and, together with DLJ Partners II, DLJ Partners II-A, DLJ Offshore II, DLJ Diversified, DLJ Diversified-A, DLJ Millennium, DLJ Millennium-A, DLJ Funding II, UK Partners, DLJ EAB and DLJ ESC II, the "DLJ Entities"); Chase Equity Associates, L.L.C., successor in interest to Chase Equity Associates, L.P. ("CEA"); Merrill Lynch KECALP L.P. 1997 ("ML KECALP"); KECALP Inc. ("KECALP"); ML IBK Positions, Inc. ("ML IBK" and together with ML KECALP and KECALP, the "ML Entities"); and Paul M. Montrone, Paul M. Meister, Todd M. DuChene and certain other members of Fisher management (collectively, the "Management Investors"), whom collectively may constitute a "group" under the Securities Exchange Act of 1934, as amended. Each of the parties to the Investors' Agreement expressly disclaims beneficial ownership of shares of Common Stock held by others.

 (3) Includes 6,652,027 outstanding shares and 991,340 shares issuable upon the exercise of warrants to purchase shares owned by Equity Fund III; 3,342,094 outstanding shares and 498,070 shares issuable upon the exercise of warrants to purchase shares owned by THL-FSI; 411,607 outstanding shares and 61,340 shares issuable upon the exercise of warrants to purchase shares owned by Foreign Fund III; 409,667 outstanding shares and 61,045 shares issuable upon the exercise of warrants to purchase shares owned by THL-CCI; 55,203 outstanding shares and warrants to purchase 8,230 shares owned by Mr. Harkins and persons affiliated with Mr. Harkins (see footnote 12); 27,602 outstanding shares and warrants to purchase 4,115 shares issuable upon the exercise of warrants to purchase shares owned by Mr. Sperling or a limited partnership of which Mr. Sperling is a general partner (see footnote 15); 27,602 outstanding shares and warrants to purchase 4,115 shares owned by Mr. DiNovi; 4,141 outstanding shares and warrants to purchase 615 shares owned by Mr. Weldon; and 165,817 outstanding shares and warrants to purchase 24,715 shares attributable to the Additional THL Persons.

 (4) Includes 5,395,598 shares of Series B Stock owned by Equity Fund III; 2,710,841 shares of Series B Stock owned by THL FSI; 333,862 shares of Series B Stock owned by Foreign Fund III; 332,293 shares of Series B Stock owned by THL-CCI; 44,777 shares of Series B Stock owned by Mr. Harkins and persons affiliated with Mr. Harkins; 22,388 shares of Series B Stock owned by Mr. Sperling and persons affiliated with Mr. Sperling; 22,388 shares of Series B Stock owned by Mr. DiNovi, 3,359 shares of Series B Stock owned by Mr. Weldon; and 134,494 shares of Series B Stock owned by the Additional THL Persons, which stock is convertible on a one-to-one basis into shares of Common Stock, as provided by the Company's Amended and Restated Certificate of Incorporation, as amended.

 (5) The address of DLJ Partners II is 277 Park Avenue, New York, New York 10172. The information is based on a Schedule 13D dated January 21, 1998 filed with the SEC by the DLJ Entities and DLJ Merchant Banking II, LLC, DLJ Merchant Banking II, Inc., DLJ Diversified Associates, L.P., DLJ Diversified Partners, Inc., DLJ LBO Plans Management Corporation, DLJ Capital Investors, Inc., UK Investment Plan 1997, Inc., Donaldson, Lufkin & Jenrette, Inc., The Equitable Companies Incorporated, AXA-UAP, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, Alpha Assurances Vie Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees pursuant to a Voting Trust dated as of May 12, 1992, as amended (collectively, the "Additional DLJ Persons"). Each of the DLJ Entities and the Additional DLJ Persons expressly disclaims beneficial ownership of shares held by others.

 (6) Includes 3,812,895 outstanding shares and 313,745 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Partners II; 676,965 outstanding shares and 55,700 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Funding II; 719,015 outstanding shares and 59,165 shares issuable upon the exercise of warrants to purchase shares owned by DLJ ESC II; and 844,060 outstanding shares and 69,460 shares issuable upon the exercise of warrants to purchase shares owned by the remaining DLJ Entities.

 (7) The address of CEA is 270 Park Avenue, New York, New York 10172. CEA is the owner of 4,035,290 outstanding shares of Non-Voting Stock and warrants to purchase 332,045 shares of Non-Voting Stock, which stock is convertible on a one-to-one basis into shares of Common Stock, as provided by the Company's Amended and Restated Certificate of Incorporation, as amended. Mitchell J. Blutt, M.D. serves as a director of the Company and is a general partner of Chase Capital Partners, the managing member of CCP-CMC Consolidating, LLC ("Consolidating"), and pursuant to a master advisory agreement with Consolidating, the manager by delegation of CEA. Dr. Blutt expressly disclaims beneficial ownership of shares held by CEA.

 (8) Includes 899,084 shares issuable upon exercise of options within 60 days of April 3, 2000, 275,000 shares owned directly by Mr. Montrone, 362,500 shares which are held in the Fisher Scientific International Inc. Executive Retirement and Savings Program Trust (the "Savings Trust") and 1,206,385 shares which are held in a rabbi trust established under agreement dated January 21, 1998 (the "Rabbi Trust"). The address for Mr. Montrone is c/o Fisher, Liberty Lane, Hampton, NH 03842.

 (9) Includes 541,535 shares issuable upon exercise of options within 60 days of April 3, 2000, 175,000 shares owned directly by Mr. Meister, 271,500 shares which are held in the Savings Trust and 736,540 shares which are held in the Rabbi Trust. The address for Mr. Meister is c/o Fisher, Liberty Lane, Hampton, NH 03842.

(10) Includes 130,000 shares issuable upon exercise of options within 60 days of April 3, 2000 and 50,000 shares owned directly by Mr. Della Penta. The address for Mr. Della Penta is c/o Fisher, Liberty Lane, Hampton, NH 03842.

(11) Includes 30,589 shares issuable upon exercise of options within 60 days of April 3, 2000 and 60,790 shares held in the Rabbi Trust. The address for Mr. Maiorani is c/o Fisher, Liberty Lane, Hampton, NH 03842.

(12) Includes 49,682 outstanding shares and 7,405 shares issuable upon the exercise of warrants to purchase shares owned directly by Mr. Harkins and 5,521 outstanding shares and 825 shares issuable upon the exercise of warrants to purchase shares owned by the 1995 Harkins Gift Trust as to which shares Mr. Harkins expressly disclaims any beneficial ownership. The address for Mr. Harkins is c/o THL Partners, 75 State St., Boston, MA 02109.

(13) Includes 40,298 shares of Series B Stock owned by Mr. Harkins directly and 4,479 shares of Series B Stock owned by the 1995 Harkins Gift Trust as to which shares Mr. Harkins expressly disclaims any beneficial ownership.

(14) Includes 24,640 share issuable upon exercise of options with 60 days of April 3, 2000 and 36,000 shares held in the Rabbi Trust. The address for Mr. DuChene is c/o Fisher, Liberty Lane, Hampton, NH 03842.

(15) Includes 16,562 outstanding shares and warrants to purchase 2,470 shares owned by Mr. Sperling directly, and 11,040 outstanding shares and warrants to purchase 1,645 shares owned by the Sperling Family Limited Partnership as to which shares and warrants Mr. Sperling expressly disclaims beneficial interest. The address for Mr. Sperling is c/o THL Partners, 75 State St., Boston, MA 02109.

(16) Includes 13,433 shares of Series B Stock owned by Mr. Sperling directly and 8,955 shares of Series B Stock owned by the Sperling Family Limited Partnership as to which shares Mr. Sperling expressly disclaims beneficial interest.

(17) Includes 27,602 outstanding shares and warrants to purchase 4,115 shares owned by Mr. DiNovi directly. The address for Mr. DiNovi is c/o THL Partners, 75 State St., Boston, MA 02109.

(18) Shares of Series B Stock held by Mr. DiNovi directly.

(19) Shares held in Rabbi Trust. The address for Mr. Day is c/o Fisher, Liberty Lane, Hampton, NH 03842.

(20) Includes 4,141 outstanding shares and 615 shares issuable upon the exercise of warrants to purchase shares held by Mr. Weldon directly. The address for Mr. Weldon is c/o THL Partners, 75 State St., Boston, MA 02109.

(21) Shares of Series B Stock held by Mr. Weldon directly.

(22) The address for Mr. Dingman is c/o Fisher, Liberty Lane, Hampton, NH 03842.

(23) Includes 1,659,897 shares issuable upon exercise of options within 60 days of April 3, 2000, 622,333 shares held directly, 634,000 shares held indirectly, 17,075 shares issuable upon the exercise of warrants and 2,105,857 shares deferred into the Rabbi Trust.

                      NOMINATION AND ELECTION OF DIRECTORS

     The Board of Directors of Fisher (the "Board") consists of Paul M. Montrone (Chairman), Paul M. Meister (Vice Chairman), Mitchell J. Blutt, M.D., Robert A. Day, Michael D. Dingman, Anthony J. DiNovi, David V. Harkins, Scott M. Sperling and Kent R. Weldon each of whom (other than Messrs. Montrone, Dingman and Day) became a member of the Board in January 1998.

     The Restated Certificate of Incorporation and By-laws of Fisher provide that the Board shall be divided into three classes. Upon recommendation of the Nominating Committee and in accordance with the Investors' Agreement, the Board has nominated for election as directors at the Annual Meeting Messrs. DiNovi, Montrone and Sperling, each of whom is currently a director whose term expires at the Annual Meeting. If elected, the nominees will serve for a three-year term expiring in 2003. Management does not contemplate that the nominees will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of such other person as may be recommended by the Board in place of such nominee.

     The affirmative vote of a plurality of the votes cast is required to elect the directors. Abstentions from voting on this proposal (including broker non-votes) will have no effect on the outcome of the vote. As a result of the Investors' Agreement, the holders of a majority of the outstanding shares of Common Stock are obligated to vote for the nominees for election as directors. It is expected, therefore, that the nominees for director will be elected regardless of the vote by stockholders not a party to the Investors' Agreement.

     THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

     Information about the nominees for election as directors and incumbent directors, including biographical and employment information, is set forth below.

NOMINEES FOR ELECTION AS DIRECTORS

     Anthony J. DiNovi, 37, for a term expiring in 2003. Mr. DiNovi has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company ("THL Partners") since prior to 1995 and currently serves as a Principal Managing Director. Mr. DiNovi is also Vice President and Trustee of Trust III, the general partner of the Advisors III, which is the general partner of the Equity Fund III and Vice President of Thomas H. Lee Advisors I and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., and ML-Lee Acquisition Fund II (Retirement Accounts) L.P., respectively. Mr. DiNovi also serves as a director of Big Flower Holdings, Inc., Eye Care Centers of America, Inc., MJD Communications, Inc., and Safelite Glass Corp.

     Paul M. Montrone, 58, for a term expiring in 2003. Mr. Montrone has been Chairman of the Board of Fisher since March 1998, Chief Executive Officer of Fisher since prior to 1995, and served as President from prior to 1995 to 1998. Since prior to 1995, he has been Chairman of the Board of The General Chemical Group Inc. ("General Chemical") (producer of soda ash and calcium chloride). Mr. Montrone is also Chairman of the Board of GenTek Inc. ("GenTek") (manufacturer of telecommunications, automotive and performance products) and is a director of Waste Management, Inc.

     Scott M. Sperling, 42, for a term expiring in 2003. Mr. Sperling is a Principal Managing Director of THL Partners. From prior to 1995 to 1999, Mr. Sperling served as a Managing Director of THL Partners. He is also Vice President and Trustee of Trust III, the general partner of Advisors III, which is the general partner of Equity Fund III. For the ten years prior to 1994, Mr. Sperling was Managing Partner of The Aeneus Group, Inc., the private capital affiliate of the Harvard Management Company. Mr. Sperling is also a director of Big Flower Holdings, Inc., GenTek, Safelite Glass Corp., and Wyndham International.

INCUMBENT DIRECTORS

     Robert A. Day, 56, term expires in 2001. Mr. Day has been Chairman of the Board and Chief Executive Officer of Trust Company of the West (investments) since prior to 1995 and Chairman and President of W.M. Keck Foundation (philanthropic organization) since 1996. Mr. Day is also a director of Freeport-McMoran Inc.

     Michael D. Dingman, 68, term expires in 2001. Mr. Dingman was Chairman of the Board of Fisher from prior to 1995 until 1998. He has been President of Shipston Group Ltd. (international investments) since prior to 1995. Mr. Dingman was Chairman of the Board and Chief Executive Officer of Abex from prior to 1995 until June 1995. Mr. Dingman is also a director of Ford Motor Company and Teekay Shipping Ltd.

     Kent R. Weldon, 32, term expires in 2001. Mr. Weldon has worked at THL Partners since prior to 1995 and currently serves as a Principal Managing Director. Mr. Weldon is a Vice President of Trust III, the General Partner of Advisors III, which is the General Partner of Equity Fund III. Mr. Weldon also serves as a director of MJD Communications, Inc. and Syratech Corporation.

     Mitchell J. Blutt, M.D., 43, term expires in 2002. Dr. Blutt has been the Executive Partner of Chase Capital Partners, the sole general partner of CEA (global private equity financing) since prior to 1995, has been an Adjunct Assistant Professor of Medicine at the New York Hospital/Cornell Medical Center since prior to 1995, and is a Board Certified Internist. Dr. Blutt also serves as a director of Hanger Orthopedic Group and La Petite Academy Inc. (education).

     David V. Harkins, 59, term expires in 2002. Mr. Harkins has been employed by THL Partners since prior to 1995 and currently serves as a Principal Managing Director. Mr. Harkins is also the President and Trustee of Trust III, the General Partner of Advisors III, which is the General Partner of Equity Fund III; Principal Managing Director of TH Lee Putnam Capital Advisors, LLC and Thomas H. Lee Advisors, LLC; President of THL Fund IV Bridge Corp. and THL Investment Management Corp; Vice President of THL Equity Holdings III,

Inc. Mr. Harkins has also served as Chairman of National Dentex Corporation since 1983. Mr. Harkins is a director of Conseco Inc., Cott Corporation, Stanley Furniture Company, Inc., Syratech Corporation, Freedom Securities Corp. and Metris Companies.

     Paul M. Meister, 47, term expires in 2002. Mr. Meister has been Vice Chairman of the Board and Executive Vice President and Chief Financial Officer of Fisher since March 1998, and was Senior Vice President and Chief Financial Officer of Fisher from prior to 1995 to March 1998. Mr. Meister is a member of the Board of Directors of M & F Worldwide Corp., General Chemical (Vice Chairman), GenTek (Vice Chairman) and Minerals Technologies Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Section 16 reporting persons"), to file with the SEC and The New York Stock Exchange ("NYSE") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Section 16 reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on written representations that no other reports were required, during the fiscal year ended December 31, 1999, the
Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board met three times during 1999. Each of the members of the Board attended at least 75% of the meetings of the Board and of the Board committees on which he served. The Board has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee. During 1999, the Audit Committee met twice, the Compensation Committee met twice, the Executive Committee did not meet and the Nominating Committee met once.

     Audit Committee. The Audit Committee of the Board consists of Messrs. Day, Harkins and Weldon, with Mr. Day serving as Chairman. Each member of the Audit Committee is "independent" within the meaning of the NYSE rules, and, as a result, has no relationship with Fisher that may interfere with the exercise of his independence from Fisher and Fisher's management.

     On March 7, 2000, the Board adopted a new charter for the Audit Committee (the "Charter"). The Charter contains the Committee's mandate, membership requirements, and duties and obligations. A copy of the Charter is attached to this Proxy Statement as Annex I. The Committee will annually review the Charter to determine its adequacy and, if appropriate, recommend revisions to the Board. Under the Charter, the Audit Committee is responsible for, among other tasks, recommending the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit; reviewing with management and the independent accountants the Company's year-end operating results; considering the adequacy of the internal accounting and control procedures of Fisher; reviewing the non-audit services to be performed accountants, if any; and considering the effect of such performance on the accountants' independence.

     Compensation Committee. The Compensation Committee of the Board consists of Messrs. Day, Dingman and Sperling, with Mr. Dingman serving as Chairman. It is responsible for the review and recommendation of compensation arrangements for directors and officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans of Fisher and its subsidiaries.

     Executive Committee. The Executive Committee of the Board consists of Messrs. Montrone, DiNovi, Meister and Sperling, with Mr. Montrone serving as Chairman. It has been delegated the powers of the full Board to the extent permitted under Delaware Law.

     Nominating Committee. The Nominating Committee of the Board consists of all members of the Board, with Mr. Meister serving as Chairman. It is responsible for the nomination of persons for election to the Board in accordance with the Investors' Agreement. As a result of the provisions of the Investors' Agreement regarding the nomination of directors, the Nominating Committee does not intend to consider nominees recommended by stockholders that are not parties to the Investors' Agreement.

     The Bylaws of the Company prescribe an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors (the "Nomination Procedure"). The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination to the Secretary of Fisher. The requirements as to the form and timing of that notice are specified in the Bylaws. The Company's Bylaws provide that any stockholder of record wishing to nominate candidates for election as directors must provide written notice of such proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive office, not less than 30 days nor more than 60 days prior to the meeting. In the event, however, that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If the inspectors of election determine that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Stockholder recommendations may be sent to the Nominating Committee, c/o Secretary, Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842.

                         REPORT OF THE AUDIT COMMITTEE

     In the past year, the Audit Committee has, among other activities, (i) reviewed and discussed with management the Company's audited annual financial statements for the fiscal year ended December 31, 1999, (ii) discussed with Deloitte & Touche, the Company's independent auditors, the matters required to be discussed by American Institute of Certified Public Accountants Auditing Standards Board on Auditing Standards No. 61 ("Communication with Auditing Committees"), and (iii) assured the objectivity of Deloitte & Touche LLP, by having the discussions and receiving the letter and other written disclosures required by the International Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"). On the basis of its review and discussions, the Audit Committee has recommended to the Board that the Company's audited financial statements for the fiscal year ended December 31, 1999 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

                                          The Audit Committee
                                          Of the Board of Directors

                                          Robert A. Day, Chairman
                                          David V. Harkins
                                          Kent R. Weldon

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     The non-employee directors of Fisher other than Messrs. DiNovi, Harkins, Sperling and Weldon (the "THL Directors") and Dr. Blutt are entitled to receive cash compensation and compensation pursuant to the plans described below.

     Cash Compensation. Eligible directors receive compensation of $40,000 annually, with no additional fees for attendance at Board or committee meetings. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors of Fisher Scientific International Inc., eligible directors may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year credited to a deferred compensation account. Amounts credited to the director's account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Board or of a later calendar year specified by the director.

     Retirement Plan for Non-Employee Directors. Pursuant to the Retirement Plan for Non-Employee Directors of Fisher Scientific International Inc., an eligible director, who retires from the Board with at least five years of service as a non-employee director is eligible to receive an annual retirement benefit for the remainder of the director's lifetime. The annual retirement benefit for a director who retires with five years of service is equal to 50% of the director's fee in effect at the date of the director's retirement. For directors with more than five years of service, the annual benefit is increased by 10% of the director's fee in effect at the date of the director's retirement for each additional year of service, up to 100% of such fee for 10 or more years of service as a director, or for directors who retire at age 70 regardless of the length of service.

COMPENSATION OF EXECUTIVE OFFICERS

                         I.  SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to the Chief Executive Officer and each of Fisher's four other most highly compensated executive officers (the "Named Executives") for services in all capacities to Fisher and its subsidiaries during or with respect to 1997, 1998 and 1999.

                                                                           LONG TERM
                                                                          COMPENSATION
                                                           ANNUAL         ------------
                                                       COMPENSATION(1)     SECURITIES
                                                      -----------------    UNDERLYING     ALL OTHER
                                                      SALARY     BONUS      OPTIONS      COMPENSATION
         NAME AND PRINCIPAL POSITION           YEAR     ($)       ($)         (#)           ($)(2)
         ---------------------------           ----   -------   -------   ------------   ------------
Paul M. Montrone.............................  1999   640,000   640,000            0       240,362
  Chairman of the Board and                    1998   590,000   590,000    1,906,959       568,036
  Chief Executive Officer                      1997   540,000         0            0        53,880
Paul M. Meister..............................  1999   460,000   460,000            0        74,712
  Vice Chairman of the Board, Executive        1998   410,000   410,000    1,195,634        75,640
  Vice President and Chief Financial Officer   1997   360,000         0            0        26,430
David T. Della Penta (3).....................  1999   450,000   450,000            0        22,212
  President and Chief Operating Officer        1998   316,442   316,000      650,000       313,378
Denis N. Maiorani (4)........................  1999   330,000   200,000(5)          0       17,840
  President, Fisher Scientific Worldwide       1998   300,000   250,000      186,474         8,018
                                               1997   300,000         0            0         8,018
Todd M. DuChene..............................  1999   225,000   335,000(5)          0       11,760
  Vice President, General Counsel              1998   212,500   150,000      121,600         4,713
  and Secretary                                1997   200,000         0            0         2,500

---------------

(1) Includes amounts deferred by each Named Executive under Fisher's Savings and Profit Sharing Plan and Executive Retirement and Savings Program.

(2) Amounts listed in this column reflect Fisher's matching contributions to Fisher's Savings and Profit Sharing Plan, the Executive Retirement and Savings Program and the value of supplemental life insurance programs for 1999. Amounts attributable to such supplemental life insurance programs are as follows: Mr. Montrone $208,872; Mr. Meister $53,312; Mr. Della Penta $3,292; and Mr. DuChene $420. Amounts attributable to Fisher's matching contributions under the Fisher Savings and Profit Sharing Plan and Executive Retirement and Savings Program are as follows: Mr. Montrone $31,490; Mr. Meister $21,400; Mr. Della Penta $18,920; Mr. Maiorani $17,840; and Mr. DuChene $11,340.

(3) Mr. Della Penta joined the Company in April 1998.

(4) Mr. Maiorani's employment with the Company terminated in March 2000.

(5) Includes a one-time retention bonus of $200,000 and $150,000 paid to Mr. Maiorani and Mr. DuChene in 1999, respectively.

                     II.  OPTION GRANTS IN LAST FISCAL YEAR

     There were no stock options granted by the Company to the Named Executives during 1999.

             III.  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each Named Executive with regard to shares acquired on the exercise of options, the aggregate stock options held on December 31, 1999, and the value of in-the-money stock options held as of December 31, 1999.

                                                               NUMBER OF
                                                              SECURITIES              VALUE OF
                                                              UNDERLYING             UNEXERCISED
                                                              UNEXERCISED           IN-THE-MONEY
                                                              OPTIONS AT             OPTIONS AT
                                  SHARES                   DECEMBER 31, 1999      DECEMBER 31, 1999
                                 ACQUIRED       VALUE        EXERCISABLE/           EXERCISABLE/
                                ON EXERCISE    REALIZED      UNEXERCISABLE        UNEXERCISABLE(1)
                                    (#)          ($)              (#)                    ($)
                                -----------    --------    -----------------    ---------------------
Paul M. Montrone..............       0            0        449,542/1,457,417    11,969,056/30,922,900
Paul M. Meister...............       0            0          270,768/666,534     7,209,198/16,540,218
David T. Della Penta..........       0            0           65,000/585,000     1,730,625/12,439,375
Denis N. Maiorani.............       0            0           15,294/171,180        407,203/3,496,168
Todd M. DuChene...............       0            0           12,320/109,280        328,020/2,330,580

---------------

(1) Excess of the value of the underlying securities at December 31, 1999 of $36.125 over the exercise price.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVES

     Fisher has entered into an Amended and Restated Employment Agreement dated January 21, 1998 with Mr. Montrone (the "Montrone Employment Agreement") and an Amended and Restated Employment Agreement dated January 21, 1998 with Mr. Meister (the "Meister Employment Agreement"). The Montrone Employment Agreement and the Meister Employment Agreement provide for a five-year evergreen term, an annual base salary at least equal to the basic salary in effect at the Effective Time, and bonus compensation of at least $475,000 and $315,000, respectively. Fisher has entered into an Employment Agreement dated March 31, 1998 with Mr. Della Penta, which provides for a three-year evergreen term, annual base salary of $450,000 and bonus target of 100% of base salary. Under the terms of the Montrone Employment Agreement and the Meister Employment Agreement, each of Messrs. Montrone and Meister may "put" all but not less than all of the Executive Performance Options back to the Company in exchange for $5 million. If the put is exercised, the Company will be obligated to pay the purchase price on the date which is one year and two business days following exercise or the date the executive is no longer a "covered employee" for purposes of Section 162(m) of the Internal Revenue Code. Interest on the amount owed to the executive shall accrue at the prime rate from the date of exercise until paid concurrently with the $5 million payment. Mr. Meister exercised his "put" option during 1999. The Company has also entered into a severance arrangement with Mr. DuChene which provides that in the event that his employment is terminated in certain circumstances, he is entitled to receive payment equal to the sum of two times salary.

RETIREMENT PROGRAM

     Fisher maintains two retirement benefit programs: a tax qualified defined benefit plan available generally to all employees (the "Pension Plan") and the Executive Retirement and Savings Program, a non-qualified supplemental benefit plan (the "Supplemental Plan") pursuant to which retirement benefits are provided to certain executive officers and other eligible key management employees who are designated by the Compensation Committee.

     The following table shows the total estimated annual benefits payable under the Supplemental Plan in the form of a straight life annuity to hypothetical participants upon retirement at normal retirement age, with respect to the compensation and years-of-service categories indicated in the table.

                                                            PENSION PLAN TABLE
ANNUALIZED                   --------------------------------------------------------------------------------
 AVERAGE                      10 YEARS      15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
 EARNINGS                    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE
----------                   ----------    ----------    ----------    ----------    ----------    ----------
$  100,000 ................   $ 15,000      $ 22,500      $ 30,000      $ 37,500      $ 45,000      $ 52,500
   200,000 ................     30,000        45,000        60,000        75,000        90,000       105,000
   400,000 ................     60,000        90,000       120,000       150,000       180,000       210,000
   600,000 ................     90,000       135,000       180,000       225,000       270,000       315,000
   800,000 ................    120,000       180,000       240,000       300,000       360,000       420,000
 1,000,000 ................    150,000       225,000       300,000       375,000       450,000       525,000
 1,200,000 ................    180,000       270,000       360,000       450,000       540,000       630,000

     The years of service recognized under the Supplemental Plan generally include all service with Fisher and its predecessors. The credited years of service as of December 31, 1999 under the Supplemental Plan for each of the Named Executives, are as follows: Mr. Montrone, 32 years; Mr. Meister, 19 years; Mr. Della Penta, 2 years; Mr. Maiorani, 4 years; and Mr. DuChene, 3 years. Compensation recognized under the Retirement Program generally includes a participant's base salary and annual bonus compensation (including any amounts deferred). Retirement benefits are calculated based upon the average of a participant's recognized compensation for any five years out of the final ten consecutive years of credited service that produce the highest average and are not subject to offset or reduction for social security benefits. Under this formula, the average recognized compensation under the Supplemental Plan for each of the Named Executives as of December 31, 1999 was: Mr. Montrone $1,148,200, Mr. Meister $674,800, Mr. Della Penta $811,089, Mr. Maiorani
$501,250 and Mr. DuChene $336,192.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's compensation program is administered by the Compensation Committee of the Board (the "Committee") which has responsibility for reviewing all aspects of compensation paid by the Company to its executive officers. The Committee's primary objectives with respect to executive compensation are to attract and retain the best possible executive talent, incentivize these executives to achieve Fisher's business objectives, and strengthen the link between management and shareholder interests. To achieve these objectives, the Committee expects to retain those compensation plans that tie a substantial portion of an executive's overall compensation to Fisher's performance.

     The principal elements of Fisher's executive compensation program consist of base salaries and incentive variable compensation in the form of annual bonus, stock options and other long-term compensation awards. The policies of the Compensation Committee with respect to the base salary and incentive compensation awarded to the Company's senior executives, including Mr. Montrone, Fisher's Chairman of the Board and Chief Executive Officer, are discussed below.

     Base Salaries. Base salaries for Company executive officers are determined by the Committee and are subject to periodic review and evaluation based on individual and Company performance, level of responsibility, and competitive, inflationary and internal equity considerations. The Company has entered into an Amended and Restated Employment Agreement with Mr. Montrone (the "Montrone Employment Agreement") which provides for an annual base salary at least equal to the base salary in effect at the Effective Time. Mr. Montrone's last salary increase was in 1998.

     Annual Incentive Compensation. Pursuant to a component of the Fisher Scientific International Inc. Incentive Compensation Plan (the "ICP") approved by Fisher stockholders in 1994, annual cash incentive awards are payable to the extent that annual Company and individual business performance objectives specified by the Committee are attained. Company and individual performance objectives may be based on a variety of factors, including stock price appreciation; sales, net income and cash flow; and the level of individual contribution to the success of the Company as well as compensation opportunities under other Fisher incentive plans. Based on the performance of the Company in 1999, Mr. Montrone was awarded a bonus of $640,000.

     Long-Term Incentive Compensation. The Committee has fostered an ownership culture that encourages superior performance by Fisher's executive officers and employees through the use of stock-based compensation plans designed to increase stock ownership throughout the Company. In this regard, during 1999, pursuant to the Fisher Scientific International Inc. 1998 Equity and Incentive Plan (the "1998 Plan"), the Board of Directors awarded options to purchase 610,000 shares of Common Stock of the Company having exercise price ranges of $11.73 to $25.00. The Committee in its discretion will determine subsequent awards.

     Compliance with Section 162(m). The Committee believes that, unless circumstances warrant an exception, Fisher should only pay compensation to its executive officers in excess of $1 million if such excess amount is performance-based compensation exempt from the limit on deductibility under
Section 162(m) of the Internal Revenue Code of 1986, as amended. To this end, Fisher stockholders approved at the 1998 Annual Meeting the 1998 Plan, in order that any grants made to executive officers thereunder would be exempt from the limitations contained in Section 162(m).

                                          The Compensation Committee
                                          of the Board of Directors

                                          Michael D. Dingman, Chairman
                                          Robert A. Day
                                          Scott M. Sperling

                             PERFORMANCE COMPARISON

     The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1994 in each of (i) Fisher Common Stock, (ii) the Media General Composite Market Value Index (the "Composite Market Index") and (iii) the Media General Scientific/Technical Instrument Industry Index (the "Scientific/Tech Instruments Index"):

                     COMPARISON OF CUMULATIVE TOTAL RETURN
               AMONG FISHER COMMON STOCK, COMPOSITE MARKET INDEX
                     AND SCIENTIFIC/TECH INSTRUMENTS INDEX
                                    [GRAPH]

                FISHER SCIENTIFIC INTERNATIONAL   SCIENTIFIC/TECH INSTRUMENTS     COMPOSITE MARKET INDEX
12/31/94                                 100.00                        100.00                     100.00
12/31/95                                 135.19                        137.35                     129.66
12/31/96                                 190.76                        160.36                     156.58
12/31/97                                 194.06                        198.48                     203.33
12/31/98                                 405.14                        199.57                     248.56
12/31/99                                 734.07                        322.44                     303.21


                                                             FISCAL YEAR ENDING
                                 ---------------------------------------------------------------------------
     COMPANY/INDEX/MARKET        12/31/1994   12/31/1995   12/31/1996   12/31/1997   12/31/1998   12/31/1999
     --------------------        ----------   ----------   ----------   ----------   ----------   ----------
Fisher Scientific
  International................    100.00       135.19       190.76       194.06       405.14       734.07
Scientific/Tech Instruments
  Index........................    100.00       137.35       160.36       198.48       199.57       322.44
Composite Market Index.........    100.00       129.66       156.58       203.33       248.56       303.21

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has entered into Management Agreements ("the "Management Agreements") with each of Thomas H. Lee Company ("THL") and Equity Fund III. Pursuant to the Management Agreements, each of THL and Equity Fund III will provide Fisher with financial and strategic corporate planning and other management services as may be mutually agreed. Pursuant to the Management Agreements each of THL and Equity Fund III will be paid annually during the term of the Management Agreements the sum of $300,000 and $700,000, respectively. The Management Agreements have a seven-year term ending 2005, each renewing annually thereafter until terminated by either party thereto on not less than ninety days notice.

     The Investors' Agreement, in addition to providing for the size of the Board and the nomination and election of directors to serve thereon, contains restrictions on transfer of shares held by the parties to the agreement. The Investors' Agreement also provides to the THL Entities and the Management Investors certain preemptive rights and limits the ability of the DLJ Entities, CEA, the ML Entities and the Management Investors to purchase Common Stock other than in accordance with the preemptive rights provisions of the agreement.

     The Investors' Agreement provides certain registration rights to the THL Entities which permit the THL Entities to require the Company to register for sale under the Securities Act of 1933, as amended (the "Securities Act"), Common Stock held by the THL Entities. The THL Entities may not require more than six such registrations. Following the sale by the THL Entities of more than 20% of Common Stock directly or indirectly held by them, the Management Directors may require the Company to register for sale under the Securities Act Common Stock held by them. The Investors' Agreement provides "piggyback" registration rights to the remaining parties to the agreement. Under the terms of the Investors' Agreement, the Company may not grant registration rights to third parties, which conflict with or reduce the registration rights provided to the parties to the Investors' Agreement.

     The Company, The Chase Manhattan Bank, Merrill Lynch Capital Corporation and DLJ Capital Funding, Inc. are parties to a credit agreement dated January 21, 1998, as amended (the "Credit Agreement") providing for $294.2 million in term loans and a $175 million revolving credit facility. The proceeds of the term loans, the proceeds of the $400 million 9% Senior Subordinated Notes due 2008 and proceeds under the Company's $150 million receivables securitization facility were used to fund the recapitalization in connection with the Merger. The Chase Manhattan Bank acts as administrative agent for the syndicate of lenders providing the facility and Merrill Lynch Capital Corporation and DLJ Capital Funding, Inc. acts as syndicate agent and documentation agent, respectively.

     Borrowings made under the revolving credit facility bear interest at a rate equal to, at Fisher's option, LIBOR plus 225 basis points, or the Prime Rate plus 125 basis points. The "Prime Rate" is a fluctuating interest rate equal to the higher of (i) the rate of interest announced publicly by a reference bank as its prime rate and (ii) a rate equal to 1/2% of 1% per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.

     Tranche A of the term loan facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 225 basis points or the Prime Rate plus 125 basis points; Tranche B of the term loan facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 250 basis points or the Prime Rate plus 150 basis points; and Tranche C of the term loan facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 275 basis points or the Prime Rate plus 175 basis points.

     The LIBOR and Prime Rate margins will be subject to reductions, based on various tests of the Company's financial performance. Prime Rate interest will be payable monthly in arrears. LIBOR interest will be payable in arrears at the earlier of (i) the end of the applicable interest period and (ii) quarterly. LIBOR borrowings are available in 1-, 2-, 3- or 6-month interest periods. The revolving credit term loan facility expires six (6) years from the Effective Time. The Tranche A, B and C facilities amortize semi-annually beginning on June 30, 1999 and mature 6, 7 and 7.75 years, respectively, after the Effective Date.

     The obligations of Fisher and the subsidiary borrowers under the Credit Agreement are secured by substantially all assets of the Company and its material domestic subsidiaries, a pledge of the stock of all domestic subsidiaries, and a pledge of 65% of the stock of material foreign subsidiaries, which are direct subsidiaries of the Company or one of its material domestic subsidiaries. Obligations of each foreign subsidiary borrower are secured by a pledge of 100% of the shares of such borrower. Fisher and each material domestic subsidiary of Fisher further guarantee the obligations of Fisher and the subsidiary borrowers.

     The Credit Agreement contains covenants of the Company and the subsidiary borrowers, including, without limitation, restrictions on (i) indebtedness, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations,
(iv) minority investments, (v) the payment of cash dividends to shareholders, and (vi) various financial covenants. The financial covenants include requirements to maintain certain levels of interest coverage, debt to earnings before interest, taxes, depreciation and amortization and minimum EBITDA and to limit capital expenditures. The Company is in compliance with all covenants at December 31, 1999. Pursuant to the terms of the Credit Agreement, and subject to applicable grace periods, in certain circumstances, the Company would be in default upon the nonpayment of principal or interest when due under such agreement or, upon the nonfulfillment of the covenants described above, certain changes in control of the ownership of the Company or various other defaults described therein. If such a default occurs, the lenders under the Credit Agreement would be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the Credit Agreement and may require all such amounts to be immediately paid in full. Loans under the term loan facility are required to be prepaid with 50% of excess cash flow (as defined in the Credit Agreement and subject to certain limits as specified therein) and certain equity issuances of the Company, and 100% of net-cash proceeds of certain asset sales, certain insurance and condemnation proceeds and certain debt issuances of the Company.

     The receivables securitization facility relates to the sale, on a revolving basis, of certain of the accounts receivable of Fisher Scientific Company, L.L.C., a Delaware limited liability corporation ("FSC"), to a bankruptcy remote subsidiary of FSC that entered into an agreement to transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum amount based on a defined calculated percentage of the outstanding accounts receivable balance. The facility size was increased to $173 million on March 31, 1998. As of December 31, 1999, the Company had sold $21.7 million under the receivables securitization facility. The facility matures January 21, 2003, and the effective interest rate is approximately LIBOR plus 50 basis points.

     On January 21, and November 20, 1998, the Company issued $400 million and $200 million, respectively, of 9% Senior Subordinated Notes ("9% Notes"). The 9% Notes issued in January were issued at par while the 9% Notes issued in November were issued net of a $7 million discount. The 9% Notes will mature on February 1, 2008 with interest payable semiannually in arrears on February 1 and August 1 of each year commencing August 1, 1998. The 9% Notes are unsecured senior subordinated obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness and rank pari passu in light of payment with all other existing and future senior subordinated indebtedness of the Company. The 9% Notes are redeemable at the option of the Company at any time after February 1, 2003 at an initial redemption price of 104.5%, declining ratably to par on or after February 1, 2006. In addition, on or prior to February 1, 2001, the Company may redeem up to 40% of the original principal amount of the 9% Notes at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings, provided that at least 60% of the aggregate principal amount of the 9% Notes originally issued remains outstanding immediately after the occurrence of such redemption. Upon a Change of Control Triggering Event (as defined in the Indenture under which the 9% Notes are issued), the

Company will be required to make an offer to purchase all outstanding 9% Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

     The Indenture under which the 9% Notes are issued contains covenants that restrict, among other things, (i) the ability of the Company and its subsidiaries to incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii) merge or consolidate with any other person, (iv) make minority investments, and (v) other various covenants that are customary for transactions of this type.

     The Company currently leases space at its corporate headquarters to Latona Associates Inc., a management advisory firm owned by Mr. Montrone. Under the terms of the lease, the Company leases an aggregate 15,000 square feet of space for $200,000 per year.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee of the Board, the Board has appointed Deloitte & Touche LLP as the Company's independent auditors for the 2000 fiscal year and hereby requests that the stockholders ratify such appointment.

     THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

                SUBMISSION OF PROPOSALS FOR 2001 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at Fisher's annual meetings, consistent with regulations adopted by the SEC and the By-laws of the Company. Proposals to be considered for inclusion in the proxy statement for the 2001 Annual Meeting of Stockholders must be received by Fisher at its principal executive offices not later than December 14, 2000. Proposals to be timely submitted for stockholder action at Fisher's 2001 Annual Meeting must be received by Fisher at its principal executive offices not less than 30 days nor more than 60 days prior to the 2001 Annual Meeting. Proposals should be directed to the attention of the Secretary, Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842.

                                 ANNUAL REPORT

     The Annual Report to Stockholders of the Company for the year 1999 and this proxy statement are being mailed together to all stockholders of the Company of record on April 3, 2000, the record date for voting at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          TODD M. DUCHENE
                                          Vice President --
                                          General Counsel and Secretary

April 7, 2000

     THE COMPANY'S 1999 ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE BY WRITTEN REQUEST FROM THE OFFICE OF THE SECRETARY, FISHER SCIENTIFIC INTERNATIONAL INC., LIBERTY LANE, HAMPTON, NH 03842.

     Additional information about the Company can be found at the Company's internet site: http://www.fishersci.com.

                                                                         ANNEX I

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I. PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the quality and integrity of the Corporation's financial reports; the Corporation's systems of internal controls regarding finance and accounting; and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

        - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control systems.

        - Review and appraise the audit efforts of the Corporation's independent accountants and internal accountants.

        - Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter. While the Committee has the responsibilities and duties set forth in this Charter, it is not the Committee's duty (1) to plan or conduct audits, (2) to determine that the Corporation's financial statements are complete and accurate and in accordance with GAAP, which remains the responsibility of the Corporation's management and independent accountants, or (3) to conduct investigations, resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations or the Corporation's Code of Business Conduct.

II. COMPOSITION

     The Audit Committee shall be comprised of three or more directors. Subject to the next paragraph, each of the members of the Committee shall be independent directors, free from any relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgment as a member of the Committee or independence from management and the Corporation. All members of the Committee shall be financially literate (or must become financially literate within a reasonable period of time after his or her appointment), and at least one member of the Committee shall have accounting or related financial management expertise.

     Notwithstanding the previous paragraph, a person with a business relationship with the Corporation may serve on the Audit Committee if the Board determines in its business judgment that the relationship does not interfere with the person's exercise of independent judgment as a director. In addition, one director who is not a current employee (or an immediate family member of such employee) of the Corporation, but is nonetheless not "independent" for the purposes of the NYSE rules, may be appointed to the Committee, under exceptional and limited circumstances, if the Board of Directors determines that membership on the Committee by the individual is required in the best interests of the Corporation and its shareholders, and the Corporation discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

III. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Audit Committee shall:

  Review Financial Reports

 1. Review and discuss the Corporation's audited financial statements with the Corporation's management.

 2. Review with management and the independent accountants the interim financial statements prior to filing the 10-Q and publicly releasing quarterly earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

  Independent Accountants

 3. Review and recommend to the Board of Directors the engagement of independent accountants, including approval of their fee and the scope and timing of their audit of the Corporation's financial statements.

 4. Review, with the independent accountants, the accountants' report on the Corporation's financial statement.

 5. Evaluate the performance of the independent accountants; where appropriate recommend that the Board of Directors replace the independent accountants and approve any proposed discharge of the independent accountants.

 6. On an annual basis, obtain from the Corporation's independent public accountants written disclosure delineating all relationships between such accountant and the Corporation and its affiliates, including the written disclosure and letter required by ISB Standard No. 1, as it may be modified or supplemented.

 7. From time to time, as appropriate, actively engage the Corporation's independent public accountants in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of such accountants and recommend to the Board of Directors appropriate action in response to the outside auditors' report to satisfy itself of the auditors' independence.

 8. Inform the independent accountant that it is ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the shareholders.

 9. Periodically discuss with the independent accountants out of the presence of management the Corporation's internal controls, including their recommendations, if any, for improvements in the Corporation's internal controls and the implementation of such recommendations, the fullness and accuracy of the Corporation's financial statement and certain other matters required to be discussed by SAS 61*, as it may be modified, and information that would be required to be disclosed by GAAS.

---------------

* SAS 61 requires independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process, specifically the audit committee. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements.

  Reviewing and Improving Processes

10. Review, with the independent accountants, any internal accountants and the Company's management, policies and procedures with respect to internal auditing and financial and accounting controls.

11. As part of its job to foster open communication, the Committee should meet at least annually with the Corporation's management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed confidentially.

12. In consultation with the independent accountants, review the integrity and quality of the organization's financial reporting processes, both internal and external, and the independent accountant's perception of the Corporation's financial and accounting personnel.

13. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied and significant judgments affecting its financial reporting.

14. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

15. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

16. Consider and recommend to the Board of Directors, if appropriate, major changes to the Corporation's financial reporting, auditing and accounting principles and practices as suggested by the independent accountants or management.

  Other

17. State in the Audit Committee's Report in the Corporation's Annual Proxy Statement whether, based on the review and discussions referred to in items 1, 6, 7 and 9 above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year.

18. Review and, if appropriate, recommend updates of this Charter annually.

19. Perform any other activities consistent with this Charter, the Corporation's By-laws and applicable law, as the Committee or the Board deems necessary or appropriate.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                          Annual Meeting, May 9, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         Messrs. Paul M. Meister, Todd M. DuChene and Robert J. Gagalis, each with power of substitution, are hereby authorized to vote all shares of common stock of Fisher Scientific International Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Fisher Scientific International Inc. to be held on Tuesday, May 9, 2000, and at any adjournments, as specified on the reverse side.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

               (Please mark this Proxy and sign and date it on the reverse side hereon and return it in the enclosed envelope.)

                            * FOLD AND DETACH HERE *


A VOTE FOR PROPOSALS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.                                           PLEASE MARK
                                                                                                                 YOUR VOTES AS
                                                                                                                 INDICATED IN  X
                                                                                                                 THIS EXAMPLE

1. Election of Directors for the term expiring at the Annual Meeting in 2003.    2. Ratify the appointment of Deloitte & Touche LLP
                                                                                    as independent public auditors of the Company.

   FOR each    WITHHOLD AUTHORITY      Nominees: Anthony J. DiNovi, Paul M.
   nominee     to vote for each        Montrone and Scott M. Sperling
   listed.       nominee listed.
    /  /             /  /              (Instructions: To withhold authority to                FOR        AGAINST     ABSTAIN
                                       vote for any individual nominee,                       / /          / /         / /
                                       write the nominee's name on the space
                                       provided below.)


                                       --------------------------------------      3. In their discretion, on such other business as
                                                                                    may properly come before the meeting.

                                                                                   A MAJORITY (OR IF ONLY ONE, THEN THAT ONE) OF
                                                                                   THE ABOVE PERSONS OR THEIR SUBSTITUTES WHO SHALL
                                                                                   BE PRESENT AND ACTING AT THE MEETING SHALL HAVE
                                                                                   THE POWERS CONFERRED HEREBY.

                                                                                   Dated:                                    , 2000
                                                                                        -------------------------------------

                                                                                   ------------------------------------------------

                                                                                   ------------------------------------------------
                                                                                   Signature of Stockholder(s)--please sign name
                                                                                   exactly as imprinted (do not print). Please
                                                                                   indicate any change of address.


                                                                                   NOTE: Executors, administrators, trustees and
                                                                                   others signing in a representative capacity
                                                                                   should indicate the capacity in which they sign.
                                                                                   If shares are held jointly, EACH holder should
                                                                                   sign.

                                                                                   PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.


                                     *  FOLD AND DETACH HERE  *